                                                                Exhibit 8-B





                                                April 12, 1994



Ford Motor Credit Company,
   The American Road,
     Dearborn, Michigan  48121

Dear Sirs:

        As special tax counsel to Ford Motor Credit Company (the "Company") in connection with the proposed sale by the Company of up to $6,000,000,000 principal amount of Debt Securities to be designated as Euro Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue and Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue, we hereby confirm to you our opinion as set forth under the heading "United States Taxation" in the Prospectus Supplements covering such notes which are a part of the registration statement (the "Registration Statement") to which this letter is attached as an exhibit.

        We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "United States Taxation" in each of the Prospectus Supplements. By giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                                Very truly yours,



                                                /s/ Sullivan & Cromwell